UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 5, 2005

STAR GAS PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	011-14129	06-1437793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2187 Atlantic Street, Stamford, CT	06902
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (203) 328-7310

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

Unit Purchase Agreement

Effective as of December 5, 2005, Star Gas Partners, L.P., a Delaware limited partnership (referred to herein as “Star Gas Partners,” “we” or “us”) and our general partner, Star Gas LLC, a Delaware limited liability company (“Star Gas”) entered into a unit purchase agreement with Kestrel Energy Partners, LLC, a Delaware limited liability company (“Kestrel”), and its wholly owned subsidiaries, Kestrel Heat LLC, a Delaware limited liability company (“Kestrel Heat”), and KM2, LLC, a Delaware limited liability company (“M2”), that provides for a strategic recapitalization of Star Gas Partners that will include the following three principal elements, which will occur simultaneously:

•	The receipt by us of $50 million in new equity financing through the issuance to Kestrel Heat and M2 of 7,500,000 common units at a purchase price of $2.00 per unit for an aggregate of $15 million and the issuance of an additional 17,500,000 common units in an offering of non-transferable rights to our common unitholders at an exercise price of $2.00 per unit for an aggregate of $35 million, with a standby commitment from M2 to purchase all units that are not subscribed for in the rights offering;

•	The replacement of our general partner, Star Gas, for no consideration, with a new general partner, Kestrel Heat, and the issuance to Kestrel Heat of 325,729 general partner units, with terms discussed below; and

•	The adoption of a second amended and restated agreement of limited partnership of Star Gas Partners, that will include, among others, the following changes to the terms of our partnership securities:

•	provide for the mandatory conversion of each outstanding senior subordinated unit and junior subordinated unit into one common unit;

•	change the minimum quarterly distribution to the common units from $0.575 per quarter, or $2.30 per year, to $0.0675 per unit, or $0.27 per year, which shall commence accruing October 1, 2008; and, eliminate all previously accrued cumulative distribution arrearages, which aggregated $92.5 million at November 30, 2005;

•	suspend all distributions of available cash by us through the fiscal quarter ending September 30, 2008;

•	reallocate the incentive distribution rights so that, commencing October 1, 2008, the new general partner units in the aggregate will be entitled to receive 10% of the available cash distributed once $.0675 per quarter, or $0.27 per year, has been distributed to common units and general partner units and 20% of the available cash distributed in excess of $0.1125 per quarter, or $.45 per year, provided there are no arrearages in minimum quarterly distributions at the time of such distribution (under our current partnership agreement if quarterly distributions of available cash exceed certain target levels, the senior subordinated units, junior subordinated units and general partner units would receive an increased percentage of distributions, resulting in their receiving a greater amount on a per unit basis than the common units).

The unit purchase agreement provides (i) that Star Gas Partners and its representatives will not solicit or discuss any competing acquisition proposal (“Exclusivity Provision”); however, Star Gas Partners may explore any third party written proposal to determine if it is a superior proposal (as defined) and to negotiate with respect to any superior proposal and (ii) that Star Gas Partners will pay to Kestrel a $4 million break up fee (plus certain out-of-pocket expenses) if (a) the Agreement is terminated by Kestrel following a breach of the Exclusivity Provision or by Star Gas Partners to accept a superior proposal (b) the Agreement is terminated for any reason (other than by Star Gas Partners based upon a breach by Kestrel) and at the time a superior proposal existed or (c) the Agreement is terminated for any reason (other than a breach by Kestrel) and at the time of such termination any acquisition proposal existed, and within 12 months of such termination Star Gas Partners consummates a transaction equal to or superior to the Kestrel proposal.

The recapitalization is subject to certain closing conditions, including, among others, the approval of our unitholders, approval of the lenders under our heating oil segment’s revolving credit facility (the “Credit Facility”), and the successful completion of the tender offer for our senior notes, discussed below.

Agreements with Senior Noteholders

Effective as of December 5, we entered into agreements with an unaffiliated group of investors who hold approximately 94% of the principal amount of our outstanding 10.25% senior notes due 2013 (the “noteholders”).

The obligations of the noteholders under the agreements are contingent upon the continued effectiveness of, and closing of the transactions contemplated by, the unit purchase agreement.

The agreements with the noteholders provide that:

(a)

The noteholders commit to, and will, tender their senior notes at par in exchange for (i) a pro rata portion of $60 million or, at Star Gas Partners’ option, up to approximately $73.1 million in cash, (ii) approximately 13,434,000 new common units at a conversion price of $2.00 per unit (which new units would be acquired by exchanging approximately $26.9 million senior notes) and, (iii) new senior notes representing the remaining face amount of the tendered senior notes. The tender offer is conditioned upon closing of the transactions under the unit purchase agreement and receipt of valid tenders from holders of at least 93% of the outstanding senior notes.

(b)	The noteholders will not, without the prior written consent of Star Gas Partners, sell, transfer, assign, pledge, grant an option on, grant proxies on, deposit with a voting trust, enter into a voting agreement with respect to or otherwise dispose of or encumber their senior notes, subject to the right to transfer notes to a person that becomes a signatory to the agreement.

(c)	The noteholders will not “short sell” any equity securities of Star Gas Partners other than in connection with the restructuring and will not take any action to oppose or interfere with the transactions contemplated by the unit purchase agreement, including the vote of unitholders contemplated by the unit purchase agreement.

(d)	The noteholders have agreed not to:

(i)	take any action, and direct the trustee to take any action, to accelerate indebtedness due under the indenture for the senior notes; and

(ii)	initiate, or have initiated on their behalf any litigation or proceeding with respect to the senior notes, Star Gas Partners or any act or omission of Star Gas Partners prior to the closing of the transactions under the unit purchase agreement.

(e)	The noteholders have further agreed, among other things, to:

(i)	forbear from exercising any rights or remedies in respect of any default, breach or claim under the indenture governing the existing senior notes (“Indenture”) resulting from the sale of Star Gas Partners’ propane business in December 2004, including Star Gas Partners’ use of such proceeds to purchase working capital inventory and Star Gas Partners’ determination that “excess proceeds” (as defined in the Indenture) shall not include any amounts invested in such inventory, the granting of liens or collateral to the lenders pursuant to the Credit Facility and to oppose any request or attempt to assert any default under the Indenture arising from the same;

(ii)	not to tender the senior notes held by such noteholders in the change of control offer which will be required to be made following the closing of the transactions under the unit purchase agreement;

(iii)	to consent to the amendments to the amended indenture which Star Gas Partners and the noteholders shall agree to (which amended indenture will eliminate restrictive covenants); and

(iv)	approve the indenture for the new senior notes which will, among other things, provide a restricted payments “basket” of $22 million, provide a “basket” for acquisitions of $60 million and provide that proceeds of asset sales may not be invested in current assets for purposes of the “asset sale” covenants.

(f)	Following the termination of the Kestrel unit purchase agreement (other than as a result of a failure to obtain a favorable unitholder vote or because the Board of Directors of Star Gas accepts a superior proposal), certain of the noteholders will have the right, at the option of such noteholders, to “step into” the Kestrel transaction and effect the Kestrel transaction with Star Gas Partners.

The agreements provide for the termination of the noteholders’ provisions in the event that, among other things, the Kestrel unit purchase agreement is no longer in effect or in the event that the unit purchase agreement has not closed by April 30, 2006.

Star Gas Partners has also entered into backstop agreements with two of the noteholders under which such noteholders each agreed to subscribe for 50% of the common units that are not subscribed for by other noteholders in connection with the exchange of $26.9 million in senior notes for approximately 13,434,000 common units.

Amendment to Rights Agreement

On April 17, 2001, we adopted a rights agreement between us and American Stock Transfer & Trust Company as rights agent.

On December 2, 2005, we authorized an amendment to the rights agreement that provides that notwithstanding anything contained in the rights agreement to the contrary, Kestrel, M2 and their affiliates or associates shall not become or be an acquiring person solely by virtue of either:

(i) the execution, delivery and performance of either the unit purchase agreement or the ancillary documents (as defined in the unit purchase agreement); or

(ii) the consummation of the transaction (as defined in the unit purchase agreement) unless and until such time as any such person together with its respective affiliates and associates, is then the beneficial owner of 15% or more of the common units then outstanding (including, without limitation, by virtue of beneficial ownership referenced in clause (i) or (ii) above) and either (1) such person shall then purchase or otherwise become (as a result of actions taken by such person or its affiliates or associates) the beneficial owner of additional common units representing more than 1% of the common units then outstanding except as otherwise permitted by the unit purchase agreement and ancillary documents or (2) any other person who is the beneficial owner of more than 1% of the common units then outstanding shall become an affiliate or associate of Kestrel, Kestrel Heat or M2.

The description of the various agreements that are contained in this Form 8-K are qualified in their entirety to the text of the actual agreements that are filed as exhibits hereto.

Item 9.01(c)	Exhibits

99.1	Form of Unit Purchase Agreement

99.2	Form of Second Amended and Restated Agreement of Limited Partnership
(Exhibit A to the Unit Purchase Agreement)

99.3	First Amendment to Revolving Credit Facility Agreement
(Exhibit B to the Unit Purchase Agreement) (Incorporated by reference to Exhibit 99.1 to Star Gas Partners’ Form 8-K dated November 3, 2005)

99.4	Form of Noteholder Lock-Up Agreement with MacKay Shields LLC and Lehman Brothers Inc.

99.5	Form of Noteholder Lock-Up Agreement with Morgan Asset Management, Inc. and Third Point LLC

99.6	Form of Noteholder Lock-Up Agreement with Trilogy Capital, LLC

99.7	Form of Noteholder Lock-Up Agreement with Merrill Lynch Investment Managers and certain related entities

99.8	Form of Backstop Agreement with MacKay Shields LLC and Lehman Brothers Inc.

99.9	Form of new Indenture for the new senior notes

99.10	Form of Amended and Restated Indenture for the existing senior notes

99.11	Form of Amendment to Rights Agreement

99.12	Press Release dated December 5, 2005.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR GAS PARTNERS, L.P.
By: Star Gas LLC (General Partner)

By:	/S/ RICHARD AMBURY
Name:	Richard Ambury
Title:	Chief Financial Officer

Date: December 5, 2005